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                           INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 333-34263) of U.S. Restaurant Properties, Inc. of our report dated September 28, 1998 with respect to the statement of revenues of the Property Sold to U.S. Restaurant Properties, Inc. by Hub Hill, Inc. for the year ended December 31, 1997, our report dated October 5, 1998 with respect to the statement of revenues and certain expenses of the Property Sold to U.S. Restaurant Properties, Inc. by Inwood Plaza Joint Venture for the year ended December 31, 1997, our report dated October 5, 1998 with respect to the combined statement of revenues and certain expenses of the Selected Properties Sold to U.S. Restaurant Properties, Inc. (Shoney's Acquisition) for the year ended December 31, 1997, our report dated October 5, 1998 with respect to the statement of revenues of the Property Sold to U.S. Restaurant Properties, Inc. by Ralph L. Mason Trust, Mack V. Colt Trust and Mack C. Colt Trust FBO Ann V. Colt for the year ended June 30, 1998 and our report dated September 15, 1998 with respect to the statement of revenues and certain expenses of BUCA, Inc. - Wheeling, Illinois for the period from May 31, 1997 (inception) through June
28, 1998, appearing in this Current Report on Form 8-K of U.S. Restaurant Properties, Inc.




/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
October 6, 1998